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                                                                      EXHIBIT 11
                        BEARINGS, INC. AND SUBSIDIARIES
                      Computation of Net Income Per Share
                     (Thousands, except per share amounts)

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
                                             Year Ended June 30,

                                       1995          1994          1993
                                       ----          ----          ----
   Average Shares Outstanding
   --------------------------
1. Average common shares
   outstanding                         7,701         7,546         7,238

2. Net additional shares
   outstanding assuming stock
   options exercised and
   proceeds used to purchase
   treasury stock                        131           154            60
                                     -------       -------        ------
3. Adjusted average common
   shares outstanding for
   fully diluted computation           7,832         7,700         7,298
                                     =======       =======        ======
   Net Income
   ----------

4. Net income as reported in
   statements of consolidated
   income                            $16,909       $12,687        $8,927
                                     =======       =======        ======
   Net Income Per Share
   --------------------

5. Net income per average
   common share outstanding
   (4/1)                             $  2.20       $  1.68        $ 1.23
                                     =======       =======        ======
6. Net income per common
   share on a fully
   dilutive basis (4/3)              $  2.16 (A)   $  1.65 (A)    $ 1.22 (A)
                                     =======       =======        ======

(A) Amount is not presented in the statements as the dilutive effect is less than 3%.

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